(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	October 26, 2022
(630) 906-5484

Old Second Bancorp, Inc. Reports Third Quarter 2022 Net Income of $19.5 Million,

or $0.43 per Diluted Share

AURORA, IL, October 26, 2022 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the third quarter of 2022.  Our net income was $19.5 million, or $0.43 per diluted share, for the third quarter of 2022, compared to net income of $12.2 million, or $0.27 per diluted share, for the second quarter of 2022, and net income of $8.4 million, or $0.29 per diluted share, for the third quarter of 2021. Adjusted net income, a non-GAAP financial measure that excludes pre-tax amounts of $650,000 of acquisition related costs, net losses of $411,000 from branch sales, as well as $923,000 of pretax gains on the sale of our VISA credit card portfolio and a land trust portfolio, all related to our acquisition of West Suburban Bancorp, Inc. (“West Suburban”) on December 1, 2021, was $19.6 million, or $0.43 per diluted share, for the third quarter of 2022.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

The increase in net income in the third quarter of 2022 was primarily due to net interest and dividend income of $55.6 million, which increased $10.3 million from the second quarter of 2022 primarily due to loan growth and market interest rate increases, and increased $33.0 million from the third quarter of 2021, as West Suburban loan and securities income, net of interest expense on acquired deposits, was included in the third quarter of 2022.  The third quarter of 2022 also included a $548,000 pre-tax mark to market gain on mortgage servicing rights (“MSRs”), compared to a $82,000 pre-tax gain on MSRs in the second quarter of 2022, and a $282,000 pre-tax loss on MSRs in the third quarter of 2021.

Operating Results

●Third quarter 2022 net income was $19.5 million, reflecting an increase in earnings of $7.3 million from the second quarter of 2022, and an increase of $11.1 million from the third quarter of 2021.  Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs, net of gains on branch sales, a $743,000 pretax gain on a Visa credit card portfolio sale, and a $180,000 pretax gain on the sale of a land trust portfolio, was $19.6 million for the third quarter of 2022, an increase of $5.8 million from adjusted net income for the second quarter of 2022.  There was no adjustment to net income for the quarter ending September 30, 2021.
●Net interest and dividend income was $55.6 million for the third quarter of 2022, an increase of $10.3 million, or 22.8%, from the second quarter of 2022, and an increase of $33.0 million, or 145.7%, from the third quarter of 2021.
●Interest and dividend income for the third quarter of 2022 was $58.0 million, an increase of $10.6 million from the second quarter of 2022, and an increase of $33.2 million from the third quarter 2021.  Growth in interest and dividend income in 2022 reflected the market interest rate increases in 2022, as well as the inclusion of West Suburban loan and securities income.
●Interest expense for the third quarter of 2022 was $2.4 million, an increase of $314,000 from the second quarter of 2022, and an increase of $266,000 from the third quarter of 2021.  The year-over-year increase in interest expense stems primarily from an increase in interest bearing deposits and the interest paid on short-term FHLB advances during the third quarter of 2022, which were partially offset by the pay down of $10.2 million of notes payable and other borrowings.
●	We recorded a net provision for credit losses of $4.5 million in the third quarter of 2022, compared to a net provision for credit losses of $550,000 in the second quarter of 2022, and a $1.5 million release of provision expense in the third quarter of 2021. The increase in the net provision in the third quarter of 2022 was primarily driven by a $244.3 million increase in total loans, growth in credit line utilization, as well as consideration given to macroeconomic factors, such as rising market interest rates, inflation and changes in the unemployment rate.
●	Noninterest income was $11.5 million for the third quarter of 2022, an increase of $2.3 million, or 24.8%, compared to $9.2 million for the second quarter of 2022, and an increase of $2.2 million, or 23.1%, compared to $9.3 million for the third quarter of 2021. The increase from the prior quarter was primarily due to an increase in net mortgage banking income of $1.1 million, as well as a $1.2 million increase in other income due to a gain on a Visa portfolio sale and a gain on the sale of a land trust portfolio. Service charges on deposits increased for the third quarter of 2022 by $333,000 compared to the prior quarter and increased by $1.3 million compared to the third quarter of 2021. Card related income in the third quarter of 2022 was $2.7 million, a decrease of $314,000 from the second quarter 2022, and an increase of $1.0 million over the third quarter 2021. These increases in the third quarter of 2022, compared to the third quarter of 2021, were partially offset by a decrease in net mortgage banking income of $1.1 million, primarily due to a decline in the volume of mortgages being originated due to rising market interest rates in 2022.
●	Noninterest expense was $36.0 million for the third quarter of 2022, a decrease of $1.3 million, or 3.4% compared to $37.2 million for the second quarter of 2022, and an increase of $13.9 million, or 62.6%, compared to $22.1 million for the third quarter of 2021. The decrease from the second quarter of 2022 is the result of a decline in conversion-related data processing fees as well as a reduction in salary and employee benefit expense, partially offset by higher occupancy, furniture and equipment expense and card related expenses. Contributing to the year over year increase was $650,000 of acquisition costs in the third quarter of 2022 primarily in data processing and other expense, as well as a $411,000 net loss on branch sales. In addition, growth in salaries and employee benefits and occupancy, furniture and equipment expenses were recorded in the third quarter of 2022, primarily stemming from the additional employees and branches due to the West Suburban acquisition, as well as higher salary rates being paid in 2022.
●	We had a provision for income tax of $7.1 million for the third quarter of 2022, compared to a provision for income tax of $4.4 million for the second quarter of 2022 and a provision for income tax of $2.9 million for the third quarter of 2021. The increase in tax expense for the third quarter of 2022 over both prior periods was due to an increase in pre-tax income.
●	On October 18, 2022, our Board of Directors declared a cash dividend of $0.05 per share payable on November 7, 2022, to stockholders of record as of October 28, 2022.

President and Chief Executive Officer Jim Eccher said “We are extremely pleased with our results this quarter.  Our net interest margin is approaching four percent, loan balances are up 13% year to date through September 30, 2022, deposit trends are performing as expected and operating expenses remain well controlled. Our efficiency ratio in the third quarter was approximately 52% on a core basis and reflects not only the cost saves from our most recent acquisition, but also tremendous success in realizing returns on the investments in lending teams and sales people over the last twelve months. Credit remains very well behaved, though we remain mindful and diligent in monitoring trends both within the portfolio and more broadly. Third quarter return on average assets and return on average equity were 1.29% and 16.7%, respectively, and represent a return to the type of performance we had been accustomed prior to the pandemic.

“The return of relatively higher market interest rates has allowed us the opportunity to demonstrate the strength of the franchise that we are building here at Old Second. Asset repricing should remain robust in the coming quarters which will allow for further improvement in our core trends including additional expansion in the net interest margin. Deposit repricing is expected to remain excellent but will be modestly higher in the near future as we take the necessary steps to protect our greatest strength.  The speed of interest rate changes this year does pose certain challenges as demonstrated by the unrealized loss position of our securities portfolio.  However, we believe we have been extremely cautious and managed the risk relatively well.  We remain invested at the short end of the yield curve with a weighted average portfolio duration at September 30th of 2.65 years. We currently estimate that approximately half of the current loss position will have reversed in that time assuming the current yield curve remains consistent and spreads in the market persist. I am hopeful that we will begin delivering book value growth commensurate with our financial performance in the near future. We are excited for the future and believe we have the resources and momentum to focus on growth and building a better Old Second for our stockholders and communities.”

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	September 30,	June 30,	September 30,
	Buffer, if applicable[1]	Provisions[2]	2022	2022	2021
The Company
Common equity tier 1 capital ratio	7.00%	N/A	9.16%	9.35%	12.99%
Total risk-based capital ratio	10.50%	N/A	11.99%	12.27%	17.80%
Tier 1 risk-based capital ratio	8.50%	N/A	9.68%	9.91%	14.10%
Tier 1 leverage ratio	4.00%	N/A	7.70%	7.24%	9.81%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	11.60%	12.24%	15.65%
Total risk-based capital ratio	10.50%	10.00%	12.64%	13.25%	16.69%
Tier 1 risk-based capital ratio	8.50%	8.00%	11.60%	12.24%	15.65%
Tier 1 leverage ratio	4.00%	5.00%	9.24%	8.94%	10.83%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%.

2 The prompt corrective action provisions are only applicable at the Bank level.

The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $52.9 million at September 30, 2022, $42.1 million at June 30, 2022, and $29.0 million at September 30, 2021. Nonperforming loans with a total net book value of $23.8 million were acquired through our acquisition of West Suburban in December 2021. Credit metrics reflected increases in nonperforming loans due to the acquisition in the fourth quarter of 2021, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.4% at September 30, 2022, 1.2% at June 30, 2022, and 1.5% at September 30, 2021.
●	OREO assets totaled $1.6 million at both September 30, 2022 and June 30, 2022, compared to $1.9 million at September 30, 2021. In the third quarter of 2022, we had no transfers to OREO from loans and we sold one property with a total net book value of $63,000. Nonperforming assets, as a percent of total loans plus OREO, was 1.4% at September 30, 2022, 1.2% at June 30, 2022, and 1.7% at September 30, 2021.
●	Total loans were $3.87 billion at September 30, 2022, reflecting an increase of $244.3 million compared to June 30, 2022, and an increase of $2.0 billion compared to September 30, 2021. The increase from the linked quarter was due to growth in commercial, leases and commercial real estate loans, net of paydowns, in the third quarter of 2022. Increases in the year over year quarter were due to the acquisition of $1.50 billion of loans in the West Suburban acquisition. Average loans (including loans held-for-sale) for the third quarter of 2022 totaled $3.75 billion, reflecting an increase of $244.3 million from the second quarter of 2022 and an increase of $1.86 billion from the third quarter of 2021.
●	Available-for-sale securities totaled $1.61 billion at September 30, 2022, compared to $1.73 billion at June 30, 2022, and $715.2 million at September 30, 2021. Total securities available-for-sale decreased compared to the linked quarter due to paydowns and maturities of $83.1 million and $41.2 million in unrealized losses during the quarter. No securities were sold in the third quarter of 2022. The growth in the year over year period is due to our acquisition of West Suburban in the fourth quarter of 2021. The unrealized mark to market loss on securities totaled $131.0 million as of September 30, 2022, compared to $89.8 million as of June 30, 2022, and an unrealized mark to market gain of $19.5 million as of September 30, 2021, due to market interest rate increases as well as changes year over year in the composition of the securities portfolio.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$131,260	$663	2.00	$426,820	$782	0.73	$523,561	$203	0.15
Securities:
Taxable	1,525,258	9,116	2.37	1,610,713	6,786	1.69	476,935	1,854	1.54
Non-taxable (TE)[1]	178,090	1,686	3.76	181,386	1,642	3.63	186,515	1,603	3.42
Total securities (TE)[1]	1,703,348	10,802	2.52	1,792,099	8,428	1.89	663,450	3,457	2.07
Dividends from FHLBC and FRBC	19,565	261	5.29	20,994	263	5.02	9,917	114	4.56
Loans and loans held-for-sale[1,2]	3,753,117	46,642	4.93	3,508,856	38,267	4.37	1,889,696	21,358	4.48
Total interest earning assets	5,607,290	58,368	4.13	5,748,769	47,740	3.33	3,086,624	25,132	3.23
Cash and due from banks	56,265	-	-	53,371	-	-	29,760	-	-
Allowance for credit losses on loans	(45,449)	-	-	(44,354)	-	-	(28,639)	-	-
Other noninterest bearing assets	377,850	-	-	374,309	-	-	185,415	-	-
Total assets	$5,995,956			$6,132,095			$3,273,160

Liabilities and Stockholders' Equity
NOW accounts	$612,174	$148	0.10	$604,176	$102	0.07	$534,056	$96	0.07
Money market accounts	967,106	157	0.06	1,054,552	155	0.06	355,651	66	0.07
Savings accounts	1,186,001	75	0.03	1,213,133	90	0.03	451,829	47	0.04
Time deposits	459,925	335	0.29	469,009	265	0.23	331,482	330	0.39
Interest bearing deposits	3,225,206	715	0.09	3,340,870	612	0.07	1,673,018	539	0.13
Securities sold under repurchase agreements	33,733	10	0.12	34,496	9	0.10	46,339	15	0.13
Other short-term borrowings	5,435	44	3.21	-	-	-	-	-	-
Junior subordinated debentures	25,773	285	4.39	25,773	284	4.42	25,773	286	4.40
Subordinated debentures	59,265	546	3.66	59,244	547	3.70	59,180	547	3.67
Senior notes	44,546	728	6.48	44,520	578	5.21	44,441	673	6.01
Notes payable and other borrowings	10,989	111	4.01	13,103	95	2.91	21,171	113	2.12
Total interest bearing liabilities	3,404,947	2,439	0.28	3,518,006	2,125	0.24	1,869,922	2,173	0.46
Noninterest bearing deposits	2,092,301	-	-	2,120,428	-	-	1,029,705	-	-
Other liabilities	34,949	-	-	32,636	-	-	53,370	-	-
Stockholders' equity	463,759	-	-	461,025	-	-	320,163	-	-
Total liabilities and stockholders' equity	$5,995,956			$6,132,095			$3,273,160
Net interest income (GAAP)		$55,569			$45,264			$22,618
Net interest margin (GAAP)			3.93			3.16			2.91

Net interest income (TE)[1]		$55,929			$45,615			$22,964
Net interest margin (TE)[1]			3.96			3.18			2.95
Interest bearing liabilities to earning assets	60.72%			61.20%			60.58%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2022 and 2021. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $750,000, $588,000, and $1.8 million for the third quarter of 2022, second quarter of 2022, and the third quarter of 2021, respectively. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $56.0 million for the third quarter of 2022, which reflects an increase of $10.3 million compared to the second quarter of 2022, and an increase of $33.0 million compared to the third quarter of 2021.  The tax equivalent adjustment for the third quarter of 2022 was $360,000 compared to $351,000 in the second quarter 2022, and $341,000 for the third quarter of 2021.  Average interest earning assets decreased $141.5 million to $5.61 billion for the third quarter of 2022, compared to the second quarter of 2022, due to decreases in interest earning deposits with financial institutions and securities, partially offset by an increase in loans and loans held-for-sale.  Average interest earning assets increased $2.52 billion in the third quarter of 2022, compared to the third quarter of 2021, primarily due to our West Suburban acquisition. Average loans, including loans held-for-sale, increased $244.3 million for the third quarter of 2022, compared to the second quarter of 2022, and increased $1.86 billion compared to the third quarter of 2021.  The yield on loans for the third quarter of 2022 increased 56 basis points compared to the second quarter of 2022 and increased 45 basis points compared to the third quarter of 2021.

A decrease of $88.8 million in the average balance of securities for the third quarter of 2022, compared to the second quarter of 2022, was offset by the increase in market interest rates, as increasing yields on our variable rate securities resulted in an increase of $2.4 million to interest income (TE).  Significantly higher average balances and higher yields in the third quarter of 2022, compared to the third quarter of 2021, resulted in a $7.3 million increase in interest income (TE) on securities in the third quarter of 2022.  The average yield on total securities available-for-sale increased 45 basis points year over year.  We acquired $1.07 billion of securities with our acquisition of West Suburban in December 2021, and securities activity in the third quarter 2022 consisted of $83.1 million of paydowns, calls and maturities, and $519,000 of purchases.  Our overall yield on tax equivalent municipal securities was 3.76% for the third quarter of 2022, compared to 3.63% for the second quarter of 2022 and 3.42% for the third quarter of 2021.

The yield on average earning assets increased 80 basis points in the third quarter of 2022, compared to the second quarter of 2022, and increased 90 basis points compared to the third quarter of 2021.  Changes in the interest rate environment impact the portfolio at varying intervals depending on the repricing timeline of loans, as well as the securities maturity and purchase activity.

Average interest bearing liabilities decreased $113.1 million in the third quarter of 2022, compared to the second quarter of 2022, driven primarily by a $123.7 million decrease in money market accounts, savings accounts, and time deposits.  Average interest bearing liabilities increased $1.54 billion in the third quarter of 2022, compared to the third quarter of 2021, primarily driven by a $1.55 billion increase in interest bearing deposits from our acquisition of West Suburban, partially offset by a $12.6 million decrease in repurchase agreements, and a $10.2 million decrease in notes payable and other borrowings.  The decrease in deposits from the second quarter of 2022 are attributable to customer usage of funds, and we paid down $1.0 million of notes payable in the third quarter of 2022.  The cost of interest bearing liabilities for the third quarter of 2022 increased to 28 basis points compared to 24 basis points for the second quarter of 2022 and decreased 18 basis points from 0.46% for the third quarter of 2021. An increase in our average noninterest bearing demand deposits of $1.06 billion in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings; cost of funds, which includes the impact of noninterest bearing deposits, totaled 0.18% for the third quarter of 2022, compared to 0.15% for the second quarter of 2022 and 0.30% in the third quarter of 2021.

Our net interest margin (GAAP) increased 77 basis points to 3.93% for the third quarter of 2022, compared to 3.16% for the second quarter of 2022, and increased 102 basis points compared to 2.91% for the third quarter of 2021. Our net interest margin (TE) increased 78 basis points to 3.96% for the third quarter of 2022, compared to 3.18% for the second quarter 2022, and increased 101 basis points compared to 2.95% for the third quarter of 2021. The increases year over year were due primarily to the increased level of market interest rates over much of the past seven months, the related rate resets on loans and securities during the past year, and a decrease in our cost of funds. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				3rd Quarter 2022
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
Wealth management	$2,280	$2,506	$2,372	(9.0)	(3.9)
Service charges on deposits	2,661	2,328	1,368	14.3	94.5
Residential mortgage banking revenue
Secondary mortgage fees	81	50	240	62.0	(66.3)
MSRs mark to market gain (loss)	548	82	(282)	568.3	(294.3)
Mortgage servicing income	514	579	572	(11.2)	(10.1)
Net gain (loss) on sales of mortgage loans	449	(262)	2,186	(271.4)	(79.5)
Total residential mortgage banking revenue	1,592	449	2,716	254.6	(41.4)
Securities (losses) gains, net	(1)	(33)	244	N/M	N/M
Change in cash surrender value of BOLI	146	72	406	102.8	(64.0)
Card related income	2,653	2,965	1,624	(10.5)	63.4
Other income	2,165	924	610	134.3	254.9
Total noninterest income	$11,496	$9,211	$9,340	24.8	23.1

N/M - Not meaningful.

Noninterest income increased $2.3 million, or 24.8%, in the third quarter of 2022, compared to the second quarter of 2022, and increased $2.2 million, or 23.1%, compared to the third quarter of 2021.  The increase from the second quarter was primarily driven by $1.1 million of growth in residential mortgage banking revenue that is attributable to an increase in mark to market gain on MSRs of $466,000, as well as a $449,000 net gain on the sale of mortgage loans, compared to a net loss of $262,000 on the sale of mortgage loans in the second quarter of 2022. The variance in mortgage banking is derived from the changing rate environment experienced during the second and third quarters and the resultant negative impact on interest rate lock commitments, as well as further increases in the fair value of mortgage servicing rights during the third quarter.  Increases were also noted in service charges on deposits of $333,000, and in other income of $1.2 million primarily due to a $743,000 pretax gain on a Visa portfolio sale and a $180,000 pretax gain on the sale of a land trust portfolio, as compared to the linked quarter.  These increases in noninterest income in the third quarter of 2022, compared to the second quarter of 2022, were partially offset by a $226,000 decrease in wealth management fees, and a $312,000 decrease in card related income.

The increase in noninterest income of $2.2 million in the third quarter of 2022, compared to the third quarter of 2021, is primarily due to an increase of $1.3 million in services charges of deposits, an increase of $1.0 million of card related income, and pretax gains on the sale of the Visa credit card portfolio and the land trust portfolio reported in other income.  These gains were partially offset by a $1.1 million decline in residential mortgage banking revenue due to increases in interest rates effecting the mortgage banking origination volume and related derivative, offset by an increase in the fair value of mortgage servicing rights and a $260,000 decline in the cash surrender value of BOLI.

Noninterest Expense

				3rd Quarter 2022
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
Salaries	$14,711	$15,995	$9,630	(8.0)	52.8
Officers incentive	2,787	1,662	1,212	67.7	130.0
Benefits and other	3,513	3,675	2,122	(4.4)	65.6
Total salaries and employee benefits	21,011	21,332	12,964	(1.5)	62.1
Occupancy, furniture and equipment expense	4,119	3,046	2,418	35.2	70.3
Computer and data processing	2,543	4,006	1,477	(36.5)	72.2
FDIC insurance	659	702	211	(6.1)	212.3
General bank insurance	257	351	301	(26.8)	(14.6)
Amortization of core deposit intangible asset	657	659	113	(0.3)	481.4
Advertising expense	83	194	107	(57.2)	(22.4)
Card related expense	1,453	1,057	662	37.5	119.5
Legal fees	212	179	455	18.4	(53.4)
Consulting & management fees	607	523	248	16.1	144.8
Other real estate owned expense, net	22	87	25	(74.7)	(12.0)
Other expense	4,365	5,113	3,148	(14.6)	38.7
Total noninterest expense	$35,988	$37,249	$22,129	(3.4)	62.6
Efficiency ratio (GAAP)[1]	53.08%	67.07%	68.73%
Adjusted efficiency ratio (non-GAAP)[2]	51.90%	62.73%	66.47%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, net of gains on branch sales, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, and nonrecurring gains on the sale of Visa and land trust portfolios, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the third quarter of 2022 decreased $1.3 million, or 3.4%, compared to the second quarter of 2022, and increased $13.9 million, or 62.6%, compared to the third quarter of 2021.  The decrease in the third quarter of 2022 compared to the second quarter was primarily attributable to $650,000 of West Suburban acquisition-related costs for the third quarter of 2022 compared to $3.3 million for the second quarter of 2022.  Acquisition-related costs in the third quarter of 2022 included $90,000 in data processing expense, compared to $1.7 million in the second quarter of 2022, primarily due to acquisition-related core system conversion costs. Partially offsetting the decrease in noninterest expense was an increase in occupancy, furniture and equipment costs of $1.1 million in the third quarter of 2022, compared to the prior quarter, due to net losses on branch sales during the quarter. Finally, our card related expense increased in the third quarter of 2022, compared to the second quarter, due to growth in customer transactions and related volume charges.

The year over year increase in noninterest expense is primarily attributable to an $8.0 million increase in salaries and employee benefits, a $1.7 million increase in occupancy, furniture and equipment, a $1.1 million increase in computer and data processing expense, and a $1.2 million increase in other expense. Officers incentive compensation increased $1.6 million in the third quarter of 2022, compared to the third quarter of 2021, as incentive accruals increased in the current year due to the acquisition of West Suburban, as well as growth in our commercial lending team.  Employee benefits expense increased $1.4 million in the third quarter of 2022, compared to the third quarter of 2021, due to increases stemming from additional employees from our acquisition of West Suburban. The increase in occupancy, furniture and equipment expense year over year was due to the addition of 34 West Suburban branches in late 2021. The $1.1 million increase in computer and data processing expense was primarily due to core system conversion costs relating to the West Suburban acquisition.  Finally, the increase in other expense was due primarily to growth in bill payment services, consulting fees and commercial loan related costs, primarily due to acquisition-related costs in the third quarter of 2022.

Earning Assets

				September 30, 2022
Loans	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
Commercial	$888,081	$806,725	$321,548	10.1	176.2
Leases	251,603	230,677	162,444	9.1	54.9
Commercial real estate – investor	941,910	834,395	420,853	12.9	123.8
Commercial real estate – owner occupied	876,951	870,181	445,301	0.8	96.9
Construction	176,700	170,037	108,690	3.9	62.6
Residential real estate – investor	59,580	61,220	45,497	(2.7)	31.0
Residential real estate – owner occupied	220,969	207,836	108,343	6.3	104.0
Multifamily	322,856	310,706	160,798	3.9	100.8
HELOC	116,108	120,138	82,021	(3.4)	41.6
Other[1]	14,576	13,155	12,447	10.8	17.1
Total loans	$3,869,334	$3,625,070	$1,867,942	6.7	107.1

1 Other class includes consumer and overdrafts.

Total loans increased by $244.3 million at September 30, 2022, compared to June 30, 2022, and increased $2.0 billion for the year over year period.  Loan growth of $2.0 billion in the year over year period was driven by the acquisition of West Suburban, as well as loan growth in 2022 which primarily consisted of commercial, leases, commercial real estate-owner occupied, construction and multifamily loans.  As required by ASU 2016-13, per adoption of the Current Expected Credit Losses accounting standard (“CECL”), the balance (or amortized cost basis) of purchased credit deteriorated loans (or “PCD loans”) acquired in our acquisitions are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				September 30, 2022
Securities	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
Securities available-for-sale, at fair value
U.S. Treasury	$211,097	$214,820	$4,070	(1.7)	N/M
U.S. government agencies	55,963	57,896	33,575	(3.3)	66.7
U.S. government agency mortgage-backed	127,626	141,836	17,818	(10.0)	616.3
States and political subdivisions	224,260	233,652	238,952	(4.0)	(6.1)
Corporate bonds	9,543	9,543	4,992	-	91.2
Collateralized mortgage obligations	587,846	641,498	165,414	(8.4)	255.4
Asset-backed securities	219,587	259,622	189,338	(15.4)	16.0
Collateralized loan obligations	173,837	175,549	61,029	(1.0)	184.8
Total securities available-for-sale	$1,609,759	$1,734,416	$715,188	(7.2)	125.1

N/M - Not meaningful.

Our securities portfolio totaled $1.61 billion as of September 30, 2022, a decrease of $124.7 million from $1.73 billion as of June 30, 2022, and an increase of $894.6 million from $715.2 million as of September 30, 2021. The decrease in the portfolio during the third quarter of 2022, compared to the prior quarter, was driven primarily by $83.1 million of calls and pay downs on securities held as well as the effect of rising interest rates and widening credit spreads, which resulted in a $41.2 million decrease in the portfolio’s market value. Purchases during the third quarter of 2022 totaled $519,000, and there were no sales during the quarter. A loss of $1,000 was recorded on the call of securities during the quarter. The increase in the securities portfolio in the year over year period was primarily due to $1.07 billion of securities acquired as part of our acquisition of West Suburban. The portfolio currently consists of high quality fixed-rate and floating-rate securities, with all except one rated AA or better, displaying an effective duration of approximately 3.0 years.

Asset Quality

				September 30, 2022
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
Nonaccrual loans	$32,126	$35,712	$27,520	(10.0)	16.7
Performing troubled debt restructured loans accruing interest	22	1,108	199	(98.0)	(88.9)
Loans past due 90 days or more and still accruing interest	20,752	5,274	1,233	293.5	N/M
Total nonperforming loans	52,900	42,094	28,952	25.7	82.7
Other real estate owned	1,561	1,624	1,912	(3.9)	(18.4)
Total nonperforming assets	$54,461	$43,718	$30,864	24.6	76.5

30-89 days past due loans and still accruing interest	$8,197	$24,681	$2,829
Nonaccrual loans to total loans	0.8%	1.0%	1.5%
Nonperforming loans to total loans	1.4%	1.2%	1.5%
Nonperforming assets to total loans plus OREO	1.4%	1.2%	1.7%
Purchased credit-deteriorated loans to total loans	2.1%	2.3%	0.3%

Allowance for credit losses	$48,847	$45,388	$26,949
Allowance for credit losses to total loans	1.3%	1.3%	1.4%
Allowance for credit losses to nonaccrual loans	152.1%	127.1%	97.9%

N/M - Not meaningful.

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  PCD loans acquired in our acquisitions of West Suburban and ABC Bank totaled $79.7 million, net of purchase accounting adjustments, at September 30, 2022.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.4% for the third quarter of 2022, 1.2% for the second quarter of 2022, and 1.5% for the third quarter of 2021. Nonperforming assets to total loans plus OREO was 1.4% for the third quarter of 2022, 1.2% for the second quarter of 2022, and 1.7% for the third quarter of 2021. Our allowance for credit losses to total loans was 1.3% for both the third quarter of 2022 and the second quarter of 2022, and 1.4% for the third quarter of 2021.

The following table shows classified loans by segment, which include nonaccrual loans, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				September 30, 2022
Classified loans	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
Commercial	$31,722	$31,577	$467	0.5	N/M
Leases	235	2,005	4,423	(88.3)	(94.7)
Commercial real estate – investor	28,252	30,407	8,718	(7.1)	224.1
Commercial real estate – owner occupied	42,698	28,715	7,211	48.7	492.1
Construction	1,347	1,238	4,898	8.8	(72.5)
Residential real estate – investor	1,285	1,246	1,154	3.1	11.4
Residential real estate – owner occupied	3,929	3,785	4,508	3.8	(12.8)
Multifamily	1,982	1,336	2,327	48.4	(14.8)
HELOC	2,278	2,853	1,215	(20.2)	87.5
Other[1]	2	2	2	-	-
Total classified loans	$113,730	$103,164	$34,923	10.2	225.7

1 Other class includes consumer and overdrafts.

N/M - Not meaningful.

Increases in classified loans since September 30, 2021, were driven by our acquisition of West Suburban and the resultant increase in total loans during the fourth quarter of 2021.  The $10.6 million increase from the linked quarter is due to one large loan being moved from watch to problem accruing status in Commercial real estate – owner occupied.

Allowance for Credit Losses on Loans and Unfunded Commitments

At September 30, 2022, our allowance for credit losses (“ACL”) on loans totaled $48.8 million, and our ACL on unfunded commitments, included in other liabilities, totaled $5.4 million.  In the third quarter of 2022, we recorded provision expense of $4.5 million based on strong loan growth, our assessment of nonperforming loan metrics and trends, and estimated future credit losses. The third quarter’s provision expense consisted of a $3.5 million provision for credit losses on loans, and a $973,000 provision for credit losses on unfunded commitments.  We recorded net charge-offs of $68,000 in the third quarter of 2022, which reduced the ACL. In the second quarter of 2022, we recorded provision expense on loans of $1.3 million, based on our assessment of nonperforming loan metrics and trends and estimated future credit losses, which was offset by a $780,000 reduction in our reserve on unfunded commitments, primarily due to an updated analysis of line utilization rates over the past twelve months.  These two entries resulted in a $550,000 net impact to the provision for credit losses for the second quarter of 2022. In the third quarter of 2021, a $1.5 million release of provision expense was recorded due to revised expectations of future credit losses after one year of the COVID-19 pandemic. Our ACL on loans to total loans was 1.3% as of September 30, 2022, and June 30, 2022, compared to 1.4% as of September 30, 2021.

The increase in our ACL on unfunded commitments at September 30, 2022, compared to June 30, 2022 is driven by a $973,000 provision expense in the quarter primarily due to additional line utilization in the third quarter of 2022, partially offset by $223,000 of accretion recorded during the quarter.  The ACL on unfunded commitments totaled $5.4 million as of September 30, 2022, $4.7 million as of June 30, 2022, and $2.2 million as of September 30, 2021.

Net Charge-off Summary

Loan Charge–offs, net of recoveries	Quarters Ended
(dollars in thousands)	September 30,	% of	June 30,	% of	September 30,	% of
	2022	Total [2]	2022	Total [2]	2021	Total [2]
Commercial	$20	29.4	$44	17.6	$(2)	(0.8)
Leases	178	261.8	-	-	4	1.7
Commercial real estate – Investor	105	154.4	225	90.0	83	35.0
Commercial real estate – Owner occupied	(75)	(110.3)	(7)	(2.8)	(2)	(0.8)
Residential real estate – Investor	(8)	(11.8)	(5)	(2.0)	(7)	(3.0)
Residential real estate – Owner occupied	(113)	(166.2)	(22)	(8.8)	(18)	(7.6)
Multifamily	(63)	(92.6)	-	-	183	77.2
HELOC	(35)	(51.5)	(31)	(12.4)	(28)	(11.8)
Other [1]	59	86.8	46	18.4	24	10.1
Net charge–offs / (recoveries)	$68	100.0	$250	100.0	$237	100.0

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the third quarter of 2022 were $484,000, compared to $386,000 for the second quarter of 2022 and $369,000 for the third quarter 2021.  Gross recoveries were $416,000 for the third quarter of 2022, compared to $136,000 for the second quarter of 2022, and $132,000 for the third quarter of 2021.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $5.28 billion at September 30, 2022, a decrease of $61.5 million compared to $5.34 billion at June 30, 2022, primarily due to declines in our savings, NOW, and money market accounts of $76.6 million and a decrease in time deposits of $4.8 million, partially offset by an increase in demand deposits of $19.9 million.  Total deposits increased $2.57 billion in the year over year period, driven primarily by the $2.69 billion of deposits acquired with our West Suburban acquisition in December 2021.

Borrowings

As of September 30, 2022, we had $25.0 million in other short-term borrowings due to a short-term FHLB advance. As of June 30, 2022, and September 30, 2021, we had no other short-term borrowings, primarily due to sufficient deposit levels to meet short-term funding needs.

We were indebted on senior notes totaling $44.6 million, net of deferred issuance costs, as of September 30, 2022.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  Subordinated debt totaled $59.3 million as of September 30, 2022, consisting of $60.0 million in principal issued on April 6, 2021, net of debt issuance cost of $725,000.  As of September 30, 2022, compared to June 30, 2022, notes payable and other borrowings decreased $1.0 million and is comprised of $10.0 million outstanding on a $20.0 million term note we originated to facilitate the March 2020 redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “trend,” “momentum” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, our expectations around our mortgage banking expenses and run rate, loan growth, pipelines and customer activity, statements regarding our expectations with respect to our acquisition of West Suburban, statements regarding our expectations with respect to the yield curve, and statements regarding the potential for expanded margins and future growth. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the COVID-19 pandemic on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities;  (7) with respect to the acquisition of West Suburban, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the continued integration of the two companies or as a result of other unexpected factors or events; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, October 27, 2022, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our third quarter 2022 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 439125.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on November 3, 2022, by dialing 877-481-4010, using Conference ID: 46648.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2022	2021
Assets
Cash and due from banks	$64,903	$38,565
Interest earning deposits with financial institutions	51,251	713,542
Cash and cash equivalents	116,154	752,107
Securities available-for-sale, at fair value	1,609,759	1,693,632
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	19,413	13,257
Loans held-for-sale	1,297	4,737
Loans	3,869,334	3,420,804
Less: allowance for credit losses on loans	48,847	44,281
Net loans	3,820,487	3,376,523
Premises and equipment, net	77,301	88,005
Other real estate owned	1,561	2,356
Mortgage servicing rights, at fair value	11,461	7,097
Goodwill	86,478	86,332
Core deposit intangible	14,323	16,304
Bank-owned life insurance ("BOLI")	105,642	105,300
Deferred tax assets, net	49,620	6,100
Other assets	54,209	60,439
Total assets	$5,967,705	$6,212,189

Liabilities
Deposits:
Noninterest bearing demand	$2,098,144	$2,093,494
Interest bearing:
Savings, NOW, and money market	2,726,596	2,868,928
Time	456,619	503,810
Total deposits	5,281,359	5,466,232
Securities sold under repurchase agreements	35,497	50,337
Other short-term borrowings	25,000	-
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,275	59,212
Senior notes	44,559	44,480
Notes payable and other borrowings	10,000	19,074
Other liabilities	52,528	45,054
Total liabilities	5,533,991	5,710,162

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	201,700	202,443
Retained earnings	289,126	252,011
Accumulated other comprehensive (loss) income	(98,389)	8,768
Treasury stock	(3,428)	(5,900)
Total stockholders’ equity	433,714	502,027
Total liabilities and stockholders’ equity	$5,967,705	$6,212,189

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Interest and dividend income
Loans, including fees	$46,614	$21,315	$121,209	$64,337
Loans held-for-sale	22	39	111	132
Securities:
Taxable	9,116	1,854	21,071	5,301
Tax exempt	1,332	1,266	3,946	3,832
Dividends from FHLBC and FRBC stock	261	114	677	342
Interest bearing deposits with financial institutions	663	203	1,714	432
Total interest and dividend income	58,008	24,791	148,728	74,376
Interest expense
Savings, NOW, and money market deposits	380	209	1,124	667
Time deposits	335	330	877	1,239
Securities sold under repurchase agreements	10	15	30	67
Other short-term borrowings	44	-	44	-
Junior subordinated debentures	285	286	849	850
Subordinated debentures	546	547	1,639	1,064
Senior notes	728	673	1,791	2,019
Notes payable and other borrowings	111	113	309	355
Total interest expense	2,439	2,173	6,663	6,261
Net interest and dividend income	55,569	22,618	142,065	68,115
Provision for (release of) credit losses	4,500	(1,500)	5,050	(8,000)
Net interest and dividend income after provision for (release of) credit losses	51,069	24,118	137,015	76,115
Noninterest income
Wealth management	2,280	2,372	7,484	6,912
Service charges on deposits	2,661	1,368	7,063	3,784
Secondary mortgage fees	81	240	270	834
Mortgage servicing rights mark to market gain (loss)	548	(282)	3,608	(202)
Mortgage servicing income	514	572	1,612	1,646
Net gain on sales of mortgage loans	449	2,186	1,682	7,802
Securities (losses) gains, net	(1)	244	(34)	246
Change in cash surrender value of BOLI	146	406	342	1,163
Card related income	2,653	1,624	8,194	4,737
Other income	2,165	610	3,949	1,637
Total noninterest income	11,496	9,340	34,170	28,559
Noninterest expense
Salaries and employee benefits	21,011	12,964	62,310	39,366
Occupancy, furniture and equipment	4,119	2,418	10,864	7,188
Computer and data processing	2,543	1,477	12,817	4,079
FDIC insurance	659	211	1,771	604
General bank insurance	257	301	923	854
Amortization of core deposit intangible	657	113	1,981	348
Advertising expense	83	107	459	262
Card related expense	1,453	662	3,044	1,881
Legal fees	212	455	648	645
Consulting & management fees	607	248	1,746	914
Other real estate expense, net	22	25	97	138
Other expense	4,365	3,148	14,829	8,989
Total noninterest expense	35,988	22,129	111,489	65,268
Income before income taxes	26,577	11,329	59,696	39,406
Provision for income taxes	7,054	2,917	15,906	10,295
Net income	$19,523	$8,412	$43,790	$29,111

Basic earnings per share	$0.43	$0.30	$0.98	$1.01
Diluted earnings per share	0.43	0.30	0.97	0.99
Dividends declared per share	0.05	0.05	0.15	0.11

Ending common shares outstanding	44,572,544	28,707,737	44,572,544	28,707,737
Weighted-average basic shares outstanding	44,565,626	28,707,737	44,509,072	28,925,612
Weighted-average diluted shares outstanding	45,221,541	29,230,280	45,210,216	29,458,806

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2021				2022
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Cash and due from banks	$28,461	$29,985	$29,760	$34,225	$42,972	$53,371	$56,265
Interest earning deposits with financial institutions	359,576	499,555	523,561	587,721	635,302	426,820	131,260
Cash and cash equivalents	388,037	529,540	553,321	621,946	678,274	480,191	187,525

Securities available-for-sale, at fair value	532,230	614,066	663,450	1,032,273	1,807,875	1,792,099	1,703,348
FHLBC and FRBC stock	9,917	9,917	9,917	11,042	16,066	20,994	19,565
Loans held-for-sale	8,616	4,860	4,908	4,271	6,707	3,050	2,020
Loans	2,006,157	1,926,105	1,884,788	2,388,746	3,397,827	3,505,806	3,751,097
Less: allowance for credit losses on loans	34,540	31,024	28,639	34,567	44,341	44,354	45,449
Net loans	1,971,617	1,895,081	1,856,149	2,354,179	3,353,486	3,461,452	3,705,648

Premises and equipment, net	45,378	44,847	44,451	59,796	87,564	84,599	80,239
Other real estate owned	2,213	2,053	1,930	1,954	2,399	1,850	1,578
Mortgage servicing rights, at fair value	4,814	5,499	5,020	5,555	8,218	10,525	10,639
Goodwill	18,604	18,604	18,604	19,340	86,332	86,332	86,333
Core deposit intangible	2,115	1,998	1,883	6,747	15,977	15,286	14,561
Bank-owned life insurance ("BOLI")	63,259	63,633	64,008	78,217	105,396	105,463	105,448
Deferred tax assets, net	8,228	7,782	6,487	9,273	10,689	27,154	31,738
Other assets	42,877	40,952	43,032	106,880	54,412	43,100	47,314
Total other assets	187,488	185,368	185,415	287,762	370,987	374,309	377,850
Total assets	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,233,395	$6,132,095	$5,995,956

Liabilities
Deposits:
Noninterest bearing demand	$937,039	$1,012,163	$1,029,705	$1,200,445	$2,099,283	$2,120,428	$2,092,301
Interest bearing:
Savings, NOW, and money market	1,237,177	1,301,444	1,341,536	2,091,380	2,893,508	2,871,861	2,765,281
Time	399,310	359,635	331,482	370,919	495,452	469,009	459,925
Total deposits	2,573,526	2,673,242	2,702,723	3,662,744	5,488,243	5,461,298	5,317,507

Securities sold under repurchase agreements	82,475	67,737	46,339	47,571	39,204	34,496	33,733
Other short-term borrowings	-	1	-	-	-	-	5,435
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	-	56,081	59,180	59,201	59,222	59,244	59,265
Senior notes	44,389	44,415	44,441	44,468	44,494	44,520	44,546
Notes payable and other borrowings	23,330	22,250	21,171	20,090	19,009	13,103	10,989
Other liabilities	37,801	36,553	53,370	68,314	60,818	32,636	34,949
Total liabilities	2,787,294	2,926,052	2,952,997	3,928,161	5,736,763	5,671,070	5,532,197

Stockholders' equity
Common stock	34,957	34,957	34,958	38,248	44,705	44,705	44,705
Additional paid-in capital	121,578	120,359	120,857	148,528	202,828	202,544	201,570
Retained earnings	242,201	251,134	258,944	260,181	258,073	267,912	284,302
Accumulated other comprehensive income (loss)	14,496	13,971	14,965	10,986	(3,074)	(49,151)	(63,216)
Treasury stock	(102,621)	(107,641)	(109,561)	(74,631)	(5,900)	(4,985)	(3,602)
Total stockholders' equity	310,611	312,780	320,163	383,312	496,632	461,025	463,759
Total liabilities and stockholders' equity	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,233,395	$6,132,095	$5,995,956

Total Earning Assets	$2,916,496	$3,054,503	$3,086,624	$4,024,053	$5,863,777	$5,748,769	$5,607,290
Total Interest Bearing Liabilities	1,812,454	1,877,336	1,869,922	2,659,402	3,576,662	3,518,006	3,404,947

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2021				2022
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Interest and Dividend Income
Loans, including fees	$22,207	$20,815	$21,315	$26,328	$36,366	$38,229	$46,614
Loans held-for-sale	55	38	39	33	57	32	22
Securities:
Taxable	1,615	1,832	1,854	2,867	5,169	6,786	9,116
Tax exempt	1,307	1,259	1,266	1,273	1,317	1,297	1,332
Dividends from FHLB and FRBC stock	115	113	114	114	153	263	261
Interest bearing deposits with financial institutions	92	137	203	224	269	782	663
Total interest and dividend income	25,391	24,194	24,791	30,839	43,331	47,389	58,008
Interest Expense
Savings, NOW, and money market deposits	241	217	209	294	397	347	380
Time deposits	500	409	330	271	277	265	335
Securities sold under repurchase agreements	31	21	15	15	11	9	10
Other short-term borrowings	-	-	-	-	-		44
Junior subordinated debentures	280	284	286	283	280	284	285
Subordinated debentures	-	517	547	546	546	547	546
Senior notes	673	673	673	673	485	578	728
Notes payable and other borrowings	123	119	113	108	103	95	111
Total interest expense	1,848	2,240	2,173	2,190	2,099	2,125	2,439
Net interest and dividend income	23,543	21,954	22,618	28,649	41,232	45,264	55,569
(Release of) provision for credit losses	(3,000)	(3,500)	(1,500)	12,326	-	550	4,500
Net interest and dividend income after (release of) provision for credit losses	26,543	25,454	24,118	16,323	41,232	44,714	51,069
Noninterest Income
Wealth management	2,151	2,389	2,372	2,421	2,698	2,506	2,280
Service charges on deposits	1,195	1,221	1,368	1,624	2,074	2,328	2,661
Secondary mortgage fees	322	272	240	210	139	50	81
Mortgage servicing rights mark to market gain (loss)	1,113	(1,033)	(282)	1,463	2,978	82	548
Mortgage servicing income	567	507	572	534	519	579	514
Net gain (loss) on sales of mortgage loans	3,721	1,895	2,186	1,498	1,495	(262)	449
Securities gains (losses), net	-	2	244	(14)	-	(33)	(1)
Change in cash surrender value of BOLI	334	423	406	227	124	72	146
Card related income	1,447	1,666	1,624	1,579	2,574	2,967	2,653
Other income	450	577	610	1,129	862	922	2,165
Total noninterest income	11,300	7,919	9,340	10,671	13,463	9,211	11,496
Noninterest Expense
Salaries and employee benefits	13,506	12,896	12,964	18,325	19,967	21,332	21,011
Occupancy, furniture and equipment	2,467	2,303	2,418	6,395	3,699	3,046	4,119
Computer and data processing	1,298	1,304	1,477	3,859	6,268	4,006	2,543
FDIC insurance	201	192	211	371	410	702	659
General bank insurance	276	277	301	360	315	351	257
Amortization of core deposit intangible	120	115	113	296	665	659	657
Advertising expense	60	95	107	81	182	194	83
Card related expense	593	626	662	657	534	1,057	1,453
Legal fees	55	135	455	460	257	179	212
Consulting & management fees	417	250	247	4,091	616	523	607
Other real estate expense (gain), net	36	77	25	29	(12)	87	22
Other expense	2,709	3,131	3,149	3,609	5,351	5,113	4,365
Total noninterest expense	21,738	21,401	22,129	38,533	38,252	37,249	35,988
Income (loss) before income taxes	16,105	11,972	11,329	(11,539)	16,443	16,676	26,577
Provision for (benefit from) income taxes	4,226	3,152	2,917	(2,472)	4,423	4,429	7,054
Net income (loss)	$11,879	$8,820	$8,412	$(9,067)	$12,020	$12,247	$19,523

Basic earnings per share (GAAP)	$0.41	$0.30	$0.30	$(0.27)	$0.27	$0.28	$0.43
Diluted earnings per share (GAAP)	0.40	0.30	0.29	(0.26)	0.27	0.27	0.43
Dividends paid per share	0.01	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Net Income
Income before income taxes (GAAP)	$26,577	$16,676	$11,329
Pre-tax income adjustments:
Merger-related costs, net of gains on branch sales	1,061	2,131	-
Gains on the sale of Visa and land trust portfolios	(923)	-	-
Adjusted net income before taxes	26,715	18,807	11,329
Taxes on adjusted net income	7,091	4,995	2,917
Adjusted net income (non-GAAP)	$19,624	$13,812	$8,412

Basic earnings per share (GAAP)	$0.43	$0.28	$0.30
Diluted earnings per share (GAAP)	0.43	0.27	0.29
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.44	0.31	0.30
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.43	0.31	0.29

	Quarters Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Net Interest Margin
Interest income (GAAP)	$58,008	$47,389	$24,791
Taxable-equivalent adjustment:
Loans	6	6	4
Securities	354	345	337
Interest income (TE)	58,368	47,740	25,132
Interest expense (GAAP)	2,439	2,125	2,173
Net interest income (TE)	$55,929	$45,615	$22,959
Net interest income (GAAP)	$55,569	$45,264	$22,618
Average interest earning assets	$5,607,290	$5,748,769	$3,086,624
Net interest margin (GAAP)	3.93%	3.16%	2.91%
Net interest margin (TE)	3.96%	3.18%	2.95%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2022	2021
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$35,988	$37,249	$22,129	$35,988	$37,249	$22,129
Less amortization of core deposit	657	659	113	657	659	113
Less other real estate expense, net	22	87	25	22	87	25
Less acquisition related costs, net of gain on branch sales	N/A	N/A	N/A	1,061	2,132	425
Noninterest expense less adjustments	$35,309	$36,503	$21,991	$34,248	$34,371	$21,566

Net interest income	$55,569	$45,264	$22,618	$55,569	$45,264	$22,618
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	6	6	4
Securities	N/A	N/A	N/A	354	345	337
Net interest income including adjustments	55,569	45,264	22,618	55,929	45,615	22,959
Noninterest income	11,496	9,211	9,340	11,496	9,211	9,340
Less securities (losses) gains	(1)	(33)	244	(1)	(33)	244
Less MSRs mark to market gain (loss)	548	82	(282)	548	82	(282)
Less gain on Visa credit card portfolio sale	N/A	N/A	N/A	743	-	-
Less gain on sale of land trust portfolio	N/A	N/A	N/A	180	-	-
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	39	19	108
Noninterest income (less) / including adjustments	10,949	9,162	9,378	10,065	9,181	9,486

Net interest income including adjustments plus noninterest income (less) / including adjustments	$66,518	$54,426	$31,996	$65,994	$54,796	$32,445
Efficiency ratio / Adjusted efficiency ratio	53.08%	67.07%	68.73%	51.90%	62.73%	66.47%